Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 3 to the Registration Statement (Form S-11 No. 333-164703) and related Prospectus of KBS Real Estate Investment Trust III, Inc. for the registration of 280,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 11, 2011 with respect to the consolidated balance sheet of KBS Real Estate Investment Trust III, Inc. included in its Annual Report (Form 10-K) as of December 31, 2010 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

September 23, 2011